Exhibit (a)(5)(iv)

March 30, 2020

To All Persons Concerned

Name of Company Listed:	Kyocera Corporation
Name of Representative:	Hideo Tanimoto, President and Director
(Code number: 6971, The First Section of the Tokyo Stock Exchange)
Person for Inquiry:	Shoichi Aoki Director, Managing Executive Officer and General Manager of Corporate Management Control Group (Tel: +81-75-604-3500)

Notification of Result of Tender Offer for All Outstanding Shares of AVX not owned by Kyocera and Change in Subsidiaries Upon Completion of Transaction

On March 2, 2020 (Eastern Time), Kyocera Corporation (“Kyocera”) commenced an all-cash tender offer (the “Tender Offer”) pursuant to which it had offered to purchase all of the outstanding shares of common stock of AVX Corporation (“AVX”) not already owned by Kyocera for $21.75 per share via Arch Merger Sub Inc. (the “Offeror”), a wholly owned subsidiary of Kyocera formed for the purpose of implementing the Tender Offer. The Tender Offer period expired one minute after 11:59 p.m. (12:00 midnight) on March 27, 2020 (Eastern Time) and the Tender Offer has been consummated.

Following the consummation of the Tender Offer, on March 30, 2020, the Offeror merged with and into AVX, with AVX as the surviving company in the merger (the “Merger”), and AVX became a wholly owned subsidiary of Kyocera (the “Transaction”). Trading in the shares of common stock of AVX on the New York Stock Exchange (the “NYSE”) was halted as of the date of closing of the Merger and the shares of common stock of AVX will be delisted from the NYSE.

1.	Result of the Tender Offer

(1)	Overview of the Tender Offer

(i)	Offeror in the Tender Offer:	Arch Merger Sub Inc.
(ii)	Target company of the Tender Offer:	AVX Corporation
(iii)	Type of stock acquired:	Common stock
(iv)	Tender Offer price:	$21.75 per share in cash
(v)	Tender Offer period:	From March 2, 2020 (Eastern Time)
To one minute after 11:59 p.m. (12:00 midnight)
on March 27, 2020 (Eastern Time)
(vi)	Minimum number of shares tendered:	The Tender Offer sets no minimum number of shares to be tendered.

(2)	Result of the Tender Offer

(i)	Status of tendered shares (as of one minute after 11:59 p.m. (12:00 midnight) on March 27, 2020 (Eastern Time))

34,311,979.559 shares representing 72.3%* of the outstanding shares of common stock of AVX not owned by Kyocera were validly tendered and not validly withdrawn.

* Includes Notices of Guaranteed Delivery that have been delivered for 2,548,489 shares, representing approximately 5.4% of the outstanding shares of common stock of AVX not owned by Kyocera.

(ii)	Outcome of the Tender Offer

As the Tender Offer sets no minimum number of shares to be tendered, the Offeror purchased all tendered shares.

(3)	Second-step merger procedures following the Tender Offer

On March 30, 2020 (Eastern Time), in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), the Offeror merged with and into AVX, with AVX as the surviving company in the Merger, and AVX became a wholly owned subsidiary of Kyocera. As a result, on the same day, all of the outstanding shares of AVX common stock not tendered in the Tender Offer, except treasury stock owned by AVX that was extinguished without consideration, the outstanding shares of common stock owned by Kyocera or the Offeror and the outstanding shares of AVX common stock for which shareholders’ appraisal rights had been exercised in accordance with the DGCL, were converted into the right to receive $21.75 per share, in cash.

2.	Change in subsidiaries

(1)	Reason for change

AVX became a wholly owned subsidiary of Kyocera upon the completion of the Transaction.

(2)	Overview of target company (prior to the completion of the Transaction)*

(1) Corporate name	AVX Corporation
(2) Address	1 AVX Boulevard, Fountain Inn, SC 29644, USA
(3) Name and title of representative	Chairman, CEO and President: John Sarvis
(4) Business outline	Manufacture and sale of a broad line of electronic components and interconnect, sensing and control devices and related products
(5) Stockholders’ Equity	$2,460,618 thousand (as of December 31, 2019)
(6) Year of incorporation	1972
(7) Number of outstanding shares	169,180,825 (as of January 31, 2020)
(8) Relationship of listed company to target company
Capital Relationship	Kyocera was the parent company of AVX and prior to the completion of the Transaction owned approximately 72% of AVX’s outstanding shares of common stock (121,800,000 shares).
Personal Relationship	Affiliated persons from Kyocera represented six out of nine seats on the board of directors of AVX.
Business Relationship	None
Whether to fall under affiliated parties	Kyocera was the parent company of AVX, and AVX was an affiliated party of Kyocera.

(9) AVX’s consolidated operating results and consolidated financial position for the past three years (Thousands of $)
Accounting Period	Fiscal year ended March, 2017	Fiscal year ended March, 2018	Fiscal year ended March, 2019
Stockholders’ Equity	2,216,479	2,243,443	2,384,180
Total Assets	2,477,413	2,672,766	2,813,278
Net Revenue	1,312,661	1,562,474	1,791,790
Net Income	125,785	4,910	271,813

*Based on information from the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) by AVX on May 17, 2019 and the Quarterly Report on Form 10-Q filed with the SEC by AVX on February 5, 2020.

3.	Number of shares acquired, acquisition price, and shareholding percentage before and after the Transaction

Number of shares owned before change	121,800,000 shares (Percentage of voting rights: 72%)
Number of shares acquired	47,433,298 shares
Acquisition price	Approximately $1,032 million**
Number of shares owned after change

169,233,298 shares (As a result of the Merger, all of the outstanding shares of common stock of AVX not owned by Kyocera were canceled and outstanding shares of common stock of the Offeror have been converted into shares of AVX.)

(Percentage of voting rights: 100%)

**Acquisition price represents the amount required to purchase all shares of common stock of AVX not owned by Kyocera.

4.	Date of change

March 30, 2020 (Eastern Time)

5.	Financial impact of the Transaction

Kyocera is still reviewing the impact of the Tender Offer and the Transaction on its financial results for the fiscal year ending March 31, 2020 and will make any necessary disclosure in accordance with applicable requirements.

Forward-Looking Statements

This communication contains forward-looking statements.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions (or the negative of such terms) are intended to identify forward-looking statements.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date of this communication, and Kyocera does not undertake any obligation to update any forward-looking statement except as required by law.

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